DARTMOUTH COLLEGE
INTELLECTUAL PROPERTY LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made by and between Qrons Inc., a Wyoming  corporation with an address at 50 Battery Pl, #7T, New York, NY 10280 (“Licensee”) and Trustees of Dartmouth College (“Dartmouth”) with an address at 11 Rope Ferry Road, Hanover, NH 03755. This Agreement is effective as of September 3, 2019 (the “Effective Date”).

RECITALS

WHEREAS, Dartmouth is an institution of research and higher education and, as a result, has gained certain rights in intellectual property entitled Dartmouth Tech ID 2017-1061, “Mechanically Interlocked Molecules -based Materials for 3D Printing” invented by Chenfen Ke and Qianming Lin;

WHEREAS, Dartmouth desires that the intellectual property be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public; and

WHEREAS, Licensee desires to obtain certain rights from Dartmouth for commercial development, use, and sale of the intellectual property, and Dartmouth is willing to grant such rights.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1. DEFINITIONS

1.1
“Affiliate” means any entity that is bound in writing to the terms set forth in this Agreement and is listed on Schedule 1, as may be amended from time to time, and that directly or indirectly controls, is controlled by, or is under common control with a party, where “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.  An entity is an Affiliate only during such time as it meets the criteria of this definition.

1.2
“Combination Product” means a product that is sold for a single price that is a combination of a Licensed Product together with one or more “functional components” where such functional component is also sold by Licensee as a separately priced product and is not licensed under this Agreement.  For purposes of this definition, a “functional component” means (i) one or more active ingredients, or (ii) one or more functional products, devices, pieces of equipment or components.

1.3	“Confidential Information” has the meaning given to it in Section 11.2.

1.4	“Dartmouth Copyright(s)” are the copyrights owned by Dartmouth, or for which Dartmouth has the right to grant licenses, in the Licensed Works.

1.5	“Dartmouth IP” means the Dartmouth Patents, Dartmouth Copyrights and Dartmouth Know-How, that are listed in Schedule 2 attached hereto.

1.6	[Deleted]

1.7
“Dartmouth Patent(s)” means those United States patent application listed in Schedule 2 hereto and any corresponding foreign patent applications and patents, and any divisionals, continuations, continuations-in-part, reissues and reexaminations to the extent that the claims are directed to subject matter within the Field of Use (the “Base Patent”).  Dartmouth Patents also includes any additional patent rights to inventions conceived by at least one or both of the inventors that are solely owned and controlled by Dartmouth (or jointly owned with Licensee) that arise within five years of the Effective Date of this Agreement and that claim an improvement to any Licensed Product, where the making, using, importing, offering to sell or selling of such improvement, in the absence of a license to or ownership of the Base Patent, would infringe one or more claims of the Base Patent if such Base Patent issued as a patent, and where none of the claims of such patent rights can be practiced without practicing a claim of the Base Patent.

1.8	“Derivative” means any revision, enhancement, modification, translation, abridgement, condensation, or expansion that is based on or incorporates any of the Licensed Works, in whole or in part.

1.9	“Disclosing Party” has the meaning given to it in Section 11.1.

1.10
“Fair Market Value” means the price at which the product or rights would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties have reasonable knowledge of relevant facts.

1.11	“Field of Use” means human and animal health.

1.12
“First Commercial Sale” means the initial Sale of a Licensed Product or Licensed Service to a non-Affiliate anywhere in the world following receipt of all regulatory approvals necessary to commence regular commercial Sales in such country.

1.13	“GAAP” means Generally Accepted Accounting Principles as established and administered by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

1.14
“Insolvent” means as to Licensee a circumstance in which Licensee is not paying its debts, liabilities and other obligations as they become due, and Licensee is not able to make reasonable assurances to Dartmouth’s reasonable satisfaction that Licensee will be able to pay its debts, liabilities and other obligations as they become due.

1.15	“Licensed Patent Challenge” has the meaning given to it in Section 8.1.

1.16
“Licensed Product” means a product, in whole or in part, for which the development, manufacture, use, offer for sale, sale or import falls within the inventions claimed in the Dartmouth Patents or would constitute, but for the license granted to Licensee under this Agreement, an infringement, an inducement to infringe or contributory infringement of the Dartmouth Patents.

1.17
“Licensed Service” means any service, in whole or in part, provided through the use of or access to a Licensed Product, including, without limitation, any subscription service to access any Licensed Product and any support service to maintain a Licensed Product.

1.18
“Licensed Work(s)” means any work of authorship protected by the US Copyright Act or international copyright treaties, including, without limitation, computer software,  that is listed in Section B of Schedule 2.

1.19	“Minimum Annual Royalty” has the meaning given to it in Section 3.1(h).

1.20	“Net Sales” means:

(a)	the gross amount billed for Licensed Products and Licensed Services Sold by (i) Licensee, (ii) each Sublicensee, and (iii) each Affiliate; MINUS

(b)
the following amounts (to the extent appropriately documented) actually paid, separately invoiced, or otherwise recognized as a revenue reduction related to Sale of Licensed Products and Licensed Services that occur or are accounted for in the same Royalty Reporting Period in which the applicable Sale accrues under this Agreement: (i) cash, rebates, trade, or quantity discounts; (ii) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales, but not including income, and withholding taxes imposed on royalty payments or on the sales of Licensed Product in foreign countries; (iii) outbound transportation charges related to the Licensed Product Sold; and (iv) credits to customers because of rejections or returns of the Licensed Products.

(c)	No deductions will be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)
If Licensee, an Affiliate, or Sublicensee Sells any Licensed Products or Licensed Services at a discounted price that is lower than the Fair Market Value, or for non-cash consideration (whether or not at a discount), Net Sales will be calculated based on the Fair Market Value during the same Royalty Reporting Period.  Non-cash consideration will not be accepted by Licensee, any Affiliate, or any Sublicensee without the prior written consent of Dartmouth,  not to be unreasonably withheld.

 “Net Sales” specifically excludes any  amounts billed, invoiced or received attributable to any Sale of any Licensed Product or Licensed Service between or among Licensee and any Affiliate and/or Sublicensee, unless the recipient of the Licensed Product or Licensed Service is the final purchaser, user or consumer of such Licensed Product or Licensed Service.

1.21	“Notice of Default” has the meaning given to it in Section 7.1.

1.22	“Notice of Dispute” has the meaning given to it in Section 12.3.

1.23	“Notice of Termination” has the meaning given to it in Section 7.1.

1.24
“Patent Costs” means, whether incurred prior to or during the Term, all out-of-pocket expenses (including, without limitation, all reasonable attorneys’ fees, experts’ fees, translation fees and filing fees) for the preparation, filing, prosecution, maintenance and defense of all patent applications and patents included in the Dartmouth Patents, including, without limitation, out-of-pocket fees and expenses for patentability opinions, inventorship review and determination, re-examination, re-issue, interference, opposition activities, and administrative actions taken or defended under the Leahy-Smith America Invents Act, as in effect from time to time.

1.25	“Progress Reporting Period” has the meaning given to it in Section 4.1(a).

1.26	“Receiving Party” has the meaning given to it in Section 11.1.

1.27	“Royalty Reporting Period” has the meaning given to it in Section 4.1(b).

1.28
“Sale (and variations including Sold and Sell)” means to sell, to lease, to import or otherwise to transfer a Licensed Product, and further in the case of a Licensed Service to use, perform or support such Licensed Service.

1.29
“Sublicense” means an agreement by which (a) Licensee grants to a third party that is not an Affiliate (i) any right to any of the Dartmouth IP, including, without limitation, any right to advertise, market or promote any Licensed Products or Licensed Services; or (ii) an option to acquire any right to any Dartmouth IP; or (b) Licensee, an Affiliate, or a Sublicensee covenants to not exercise any or some of the rights and licenses received pursuant to this Agreement.

1.30
“Sublicense Consideration” means any cash or non-cash consideration payable by a Sublicensee as consideration for or under a Sublicense granted pursuant to this Agreement, including, without limitation, any initiation fee, annual fees, and milestone payments. Any non-cash consideration received by Licensee or an Affiliate from a Sublicensee will be valued at its Fair Market Value as of the date of payment.  For clarity, the parties acknowledge that certain corporate structures may result in a third party receiving a Sublicense from the Licensee, but payment for the Sublicense is made to an Affiliate or another Sublicensee.

1.31	[Deleted]

1.32
“Term” means the term of this Agreement, which begins on the Effective Date and remains in effect, unless earlier terminated as provided herein, until the date on which all issued patents and filed patent applications within the Dartmouth Patents have: (a) expired; (b) been abandoned; or (c) declared invalid or unenforceable by a final, non-appealable order of a court or tribunal of competent jurisdiction.

1.33	“Territory” means worldwide.

1.34
“Third Party Rights” means: (i) all the applicable rights of the United States Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations; and (ii) all obligations of Dartmouth to any third party under any agreement set forth in Schedule 3 and entered into by Dartmouth prior to the Effective Date.

ARTICLE 2. LICENSE GRANTS

2.1
License. Subject to Licensee’s compliance with the terms and conditions of this Agreement, Dartmouth hereby grants to Licensee and its Affiliate(s) in the Field of Use in the Territory during the Term the following licenses to Dartmouth’s rights in the Dartmouth IP:

(a)	an exclusive royalty bearing license under the Dartmouth Patents to make and have made, use, sell, offer for sale, and import Licensed Products and Licensed Services;

The licenses granted in this Section 2.1 are made subject to (i) Dartmouth’s rights set forth in Section 2.3 hereof, and (ii) Third Party Rights. Licenses granted to Affiliates pursuant to this Section 2.1 will be effective only upon Dartmouth’s amendment of Schedule 1 to add such Affiliate.

2.2	Sublicense.

(a)
Subject to compliance with the terms of this Section 2.2(a), the exclusive licenses granted in Section 2.1 to Licensee include the right of Licensee to grant Sublicenses to third parties in the Field of Use and in the Territory during the Term, but only to the extent that and during the period of time that the license to the applicable Dartmouth IP is exclusive and provided that Licensee shall:

(i)	not receive, or agree to receive, anything of value in lieu of cash as consideration under such Sublicense without the express written consent of Dartmouth, not to be unreasonably withheld;
(ii)	limit the rights granted under the Sublicense to comply with the scope of rights granted to Licensee under this Agreement;
(iii)	prohibit any further sublicenses by the Sublicensee;
(iv)	obligate each Sublicensee to carry insurance and indemnify Dartmouth to the same extent as Licensee’s obligations under this Agreement;
(v)	make no warranties or representations on behalf of Dartmouth nor agree to any liability on behalf of Dartmouth
(vi)	include Dartmouth’s rights set forth in Section 2.2(b) with respect to the Sublicense upon termination of this Agreement;
(vii)	include the provision required by Section 8.2;
(viii)	promptly provide Dartmouth with a copy of each Sublicense issued;
(ix)
use commercially reasonable efforts to collect payment of all payments due, directly or indirectly, to Dartmouth from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Dartmouth from Sublicensees; and

(x)	include Dartmouth as a named third party beneficiary under each Sublicense.

(b)
Unless a Sublicensee receives written agreement to the contrary from Dartmouth prior to the date on which the Sublicense becomes effective, upon the expiration or termination of this Agreement for any reason, Dartmouth, at its sole discretion, may take any of the following actions:  terminate the Sublicense, accept assignment of the Sublicense from Licensee, or reissue the license directly to Sublicensee from Dartmouth on reasonable terms and conditions to be negotiated in good faith.

2.3	Reservation of Rights. All licenses granted by Dartmouth under this Agreement are subject to Dartmouth’s reserved rights to:

(a)	make, use and practice the Dartmouth IP for educational and research purposes;
(b)	publish or otherwise disseminate any information about the Dartmouth IP at any time, subject to Article 11 and
(c)	grant governmental and non-profit institutions the royalty-free right to make, use and practice the Dartmouth IP for educational and research purposes.

2.4
No Additional Rights.  Nothing in this Agreement will be construed to grant Licensee an express or implied license under any patent, technology or intellectual property right owned solely or jointly by Dartmouth, other than for the Dartmouth IP expressly licensed hereunder.  Dartmouth will have the right to license any Dartmouth IP to any other party for any purpose outside of the Field of Use and the Territory.

ARTICLE 3. CONSIDERATION

3.1
Fees and Royalties. The parties understand that the fees and royalties payable to Dartmouth under this Agreement are partial consideration for the licenses granted under this Agreement. All payments made under this Agreement are non-refundable.  Licensee shall:

(a)	pay to Dartmouth a non-creditable license issue fee of twenty-five thousand dollars (US$25,000) upon the Effective Date;
(b)
pay to Dartmouth non-creditable annual license maintenance fees of twenty-five thousand dollars (US$25,000), payable on the first (1st) anniversary of the Effective Date and on each anniversary thereafter until the date of First Commercial Sale

(c)	[deleted]
(d)	pay to Dartmouth an earned royalty of two percent (2%) of Net Sales of Licensed Products and Licensed Services anywhere in the Territory by Licensee and its Affiliate(s);
(e)	pay to Dartmouth an earned royalty of two percent (2%) of Net Sales of Licensed Products and Licensed Services anywhere in the Territory by any Sublicensee;
(f)	[deleted]
(g)	pay to Dartmouth fifteen percent (15%) of all Sublicense Consideration received by Licensee and each Affiliate under a Sublicense; and
(h)
beginning as of the date of the First Commercial Sale, Licensee will pay to Dartmouth an annual minimum royalty (“Minimum Annual Royalty”) for each calendar year against which Licensee may credit earned royalties that become due and payable for Net Sales accrued during that calendar year; provided, however, that for the calendar year in which the First Commercial Sale occurs,  the amount of Minimum Annual Royalty payable will be pro-rated for the number of months remaining in that calendar year.  The first payment of the Minimum Annual Royalty will be due and payable with the royalty payment for the Royalty Reporting Period in which the First Commercial Sale occurred.  Thereafter, the Minimum Annual Royalty is due and payable on January 1 of each calendar year. Minimum Annual Royalty payments shall be made according to the following schedule:

         (i) Calendar year in which the First Commercial Sale occurs (pro-rated by month)
         (ii) First calendar year after First Commercial Sale $ 500,000;
         (iii)  Second calendar year $ 1,000,000;
         (iii) Third calendar year and each calendar year thereafter $ 2,000,000.

(i)	[deleted]

Licensed Products and Licensed Services will bear the highest applicable royalty rate under this Section 3.1.  Only one royalty rate will apply to each Licensed Product and Licensed Service.

3.2	Patent Costs.

(a)	[Deleted]
(b)
Ongoing Patent Costs. Licensee shall reimburse Dartmouth for all Patent Costs incurred by Dartmouth after the Effective Date within thirty (30) days following the date an invoice is sent from Dartmouth to Licensee in respect of such Patent Costs after Dartmouth notifies Licensee that the invoice is in order.  Failure to timely pay Patent Costs is a breach of this Agreement.

3.3	Due Diligence.

(a)	Licensee will, either directly or through its Affiliate(s) or Sublicensee(s):

(i)	diligently proceed with the development, manufacture and sale of Licensed Products and Licensed Services;
(ii)	shall submit a business plan prior to the Effective Date of the agreement.

(iii)
Within sixty (60) days after the end of each calendar year, Licensee shall furnish Dartmouth with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(iv)
shall fund no less than One Million Dollars ($ 1,000,000) of research toward the development of Licensed Products in each calendar year (pro-rated for partial years) beginning in 2019 and ending with the first commercial sale of a Licensed Product

(v)	shall file an IND/BLA (or equivalent) with the FDA or a comparable European regulatory agency for Licensed Product on or before the four-year (4) anniversary of the Effective Date.
(vi)	shall make a first commercial sale of a Licensed Product on or before the twelve-year (12) anniversary of the Effective Date.
(vii)	shall achieve annual minimum Net Sales in the amount of Fifty Million Dollars ($50,000,000) by 2033.

(b)
If Licensee materially fails to perform any of its obligations specified in Section 3.3(a), then Dartmouth shall have the right and option, at its sole discretion, to either terminate this Agreement or change Licensee’s exclusive license to a nonexclusive license.  Upon Dartmouth’s modification of the license grant to nonexclusive, all other terms and conditions of this Agreement will remain the same.

3.4 Payment.

(a)	Fees and Royalty Payments.

(i) Royalties accrue when revenue is recognized under GAAP by Licensee, any Sublicensee or Affiliate for a Licensed Product or Licensed Service.

(ii) Licensee shall pay all fees and royalties specified under Section 3.1 within 60 days of the end of each calendar quarter in which they accrue. Each such payment will be accompanied by a Royalty Report for that Royalty Reporting Period as set forth in Section 4.1(b) and will be made in accordance with this Section 3.4.

(iii)           All payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

(iv)             [deleted]

(v) [deleted]

(b)
Instructions.  All fees, reimbursements, royalties, and other payments due to Dartmouth under this Agreement shall be paid in United States dollars and all checks shall be made payable to “Trustees of Dartmouth College,” referencing Dartmouth’s taxpayer identification number, 02-0222111, and sent to Dartmouth according to Section 12.5 (Notices), OR by electronic transfer as follows:

Wire to:

Bank Name: Bank of America Bank Address: 63 South Main Street Hanover, NH 03755

Name on Account: Dartmouth College
Beneficiary on Account: Trustees of Dartmouth College
Account Number:

WIRE Routing Number: 0260-0959-3
or Swift Code (if foreign): BOFAUS3N
Reference: Nila Bhakuni, Technology Transfer Office,   Case # 2017-1061, Agreement # A-2018- 456.

When Net Sales and Sublicense Consideration are received in currencies other than United States dollars, Licensee shall first determine the payment amount in the currency of the country in which the Sale was made and then convert the amount into equivalent United States funds using the exchange rate: (i) actually used on the date of exchange; or (ii) quoted in the Wall Street Journal on the last business day of the applicable Royalty Reporting Period.

(c)
Late Payments. In the event any payment due under this Agreement is not received by Dartmouth when due, Licensee shall pay to Dartmouth interest charges at the lower of (i) a rate of ten percent (10%) per year or (ii) the maximum amount of interest allowable by applicable law. Such interest shall be calculated from the date payment was due until actually received by Dartmouth.  Payment and acceptance, in whole or in part, of interest and the overdue payment shall not preclude Dartmouth from exercising any other rights it may have as a consequence of the lateness of any payment.

(d)
Licensee shall pay all taxes and fees which may be assessed or levied on, or on account of, the Licensed Products and Licensed Services made, used, Sold,  disposed of, or performed hereunder and all taxes levied on or on account of the amounts (including royalty payments or bank fees) payable to, or for the account of, Dartmouth under this Agreement.  Except as specified in the definition of Net Sales, these taxes and fees are not deductible from any payments to Dartmouth.

ARTICLE 4. REPORTS AND RECORDS

4.1	Reports.

(a)
Progress Reports.  Beginning on the earlier of the first January 1 or July 1 following the Effective Date, and on each January 1 and July 1 thereafter through the date of First Commercial Sale in the United States (each, a “Progress Reporting Period”), Licensee will provide Dartmouth with a written report describing Licensee’s (and any Sublicensee’s and Affiliate’s) activities for the preceding six (6) months including: a statement of completion or progress for all due diligence obligations under Section 3.3(a) above, a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products and Licensed Services, summary of resources (dollar value) spent in the Progress Reporting Period, and the occurrence of each First Commercial Sale for each Licensed Product and Licensed Service in each country of the Territory that occurred during such six (6) month period. Each semi-annual report is due within sixty (60) days of the end of the applicable Progress Reporting Period.

(b)
Royalty Reports. After the First Commercial Sale of a Licensed Product or Licensed Service anywhere in the world, Licensee shall submit to Dartmouth quarterly royalty reports within 60 days of the end of each calendar quarter. Each royalty report will accompany all payments due for such calendar quarter and shall report Licensee’s (and each Sublicensee’s and Affiliate’s) activities for such calendar quarter (each calendar quarter, a “Royalty Reporting Period”) as follows:

(i)	the gross revenue and deductions to calculate Net Sales during such Royalty Reporting Period and the earned royalties, calculated in US dollars, payable with respect thereto;
(ii)
a description of each separately priced Licensed Product and Licensed Service and the number of each Licensed Product sold and gross revenue received for each type of Licensed Services performed during such Royalty Reporting Period;

(iii)
All Sublicense Consideration payable during such Royalty Reporting Period broken down by type of consideration (such as annual fee, milestone payment, etc.), calculated in US dollars, including calculation of Dartmouth’s share of such Sublicense Consideration;

(iv)	the method used to calculate all royalties and payments;
(v)	a description of any non-cash consideration received and statement of its Fair Market Value; and
(vi)	the exchange rates used, if any, in accordance with the terms of Section 3.4(b) above.

If no Sales of Licensed Products or Licensed Services have been made or no Sublicense Consideration is payable during any applicable Royalty Reporting Period, Licensee shall so report.

4.2	Records & Audits.

(a)
Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, Sold, and imported all Licensed Services performed, and all Sublicense Consideration received under this Agreement, which records will contain sufficient information to permit Dartmouth and its representatives to confirm the accuracy of all payments and reports delivered to Dartmouth and compliance in all other respects with this Agreement. Such records shall be retained by Licensee, Affiliates, and Sublicensees for at least five (5) years following the calendar year to which they pertain.

(b)
Upon Dartmouth’s written request, all records will be made available for inspection by Dartmouth or its designated representatives during normal business hours at Dartmouth’s expense. In the event that any such inspection shows an underpayment of ten percent (10%) or greater, then Licensee shall pay the full cost of the audit as well as the full amount that would have been payable to Dartmouth had the Licensee correctly paid, plus the interest charge for overdue payments as set forth in Section 3.4. Such interest shall be calculated from the date the correct payment was due to Dartmouth up to the date when such payment is actually made by Licensee. All such payments will be due and payable within thirty (30) days of receiving notice from Dartmouth.

ARTICLE 5. PATENT MATTERS

5.1	Patent Prosecution and Maintenance of Dartmouth Patents.

(a)
Provided that Licensee is in compliance with its payment obligations under this Agreement, Dartmouth will prosecute and maintain the Dartmouth Patents.  Dartmouth will provide or will request its patent counsel to provide Licensee with copies of all relevant documentation relating to the prosecution of the Dartmouth Patents and Licensee will keep this documentation as Dartmouth’s Confidential Information. Counsel will take instructions only from Dartmouth.

(b)
Dartmouth shall work with Licensee to consider amending any patent application included in the Dartmouth Patents to include claims reasonably requested by Licensee to protect the products contemplated to be sold as Licensed Products or Licensed Services under this Agreement.

(c)
Licensee may request the right to terminate its reimbursement obligations with respect to any patent application or patent included in the Dartmouth Patents upon at least three (3) months’ written notice to Dartmouth. Dartmouth will reasonably consider Licensee’s request and will grant such request if Licensee can reasonably support that it is not commercially reasonable for Licensee to continue to maintain such patents. If Dartmouth agrees to Licensee’s request, Dartmouth will use reasonable efforts to curtail further Patent Costs. Dartmouth, in its sole discretion and at its sole expense, may continue prosecution and maintenance of such application or patent, and Licensee shall have no further license or rights with respect thereto.  Dartmouth is not obligated to file, prosecute, or maintain Dartmouth Patents outside of the Territory at any time or to file, prosecute, or maintain Dartmouth Patents to which Licensee has terminated its license under this Agreement.

5.2	Patent Infringement.

(a)
If Licensee learns of any substantial infringement of a Dartmouth Patent, Licensee will inform Dartmouth and provide Dartmouth with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of a Dartmouth Patent without the consent of the other party.

(b)
Solely for so long as Licensee remains the exclusive licensee of the Dartmouth Patents in Field of Use in the Territory, Licensee shall have the right, but not the obligation, to the extent permitted by law, to prosecute in its own name an infringement of the Dartmouth Patents in the Field of Use in the Territory, subject to the terms and conditions of this Section 5.2 and at Licensee’s own expense.  Before Licensee commences an action, Licensee will consult with Dartmouth and give careful consideration to the views of Dartmouth and to potential effects on the public interest.  Licensee will not settle or compromise any infringement action without Dartmouth’s advance written consent.  If required by law for Licensee to have standing to bring an infringement action, Dartmouth will permit Licensee to join Dartmouth as a co-plaintiff, provided that Licensee shall hold Dartmouth harmless from, and indemnify Dartmouth against, all costs, expenses, and liabilities that Dartmouth incurs in connection with such action

(c)
Nothing in this Section 5.2 will prohibit Dartmouth from, or in any way waive Dartmouth’s right, to intervene and join Licensee in any claim or suit for infringement of Dartmouth Patents.  If Dartmouth elects to join as a party to any action, Dartmouth shall jointly control such action with Licensee.

(d)
Licensee shall reimburse Dartmouth for all costs and fees Dartmouth incurs, including reasonable attorneys’ fees, as part of any action brought by Licensee under this Section 5.2, regardless of whether Dartmouth becomes a co-plaintiff as set forth in this Section 5.2 and regardless of whether Licensee receives any financial recovery.  Financial recoveries from any action controlled by Licensee or from any action for which Dartmouth is a co-plaintiff with Licensee, including from infringement and enforcement actions, settlements and dispute resolutions of any nature, will: (i) first, be applied to reimburse Licensee and its outside counsel fees and court costs (whether incurred by Licensee or incurred by Dartmouth and reimbursed by Licensee); (ii) second, be applied to  reimburse Dartmouth for any of its outside counsel fees and court costs not previously reimbursed by Licensee; and (iii) third, be shared equally by Licensee and Dartmouth.

(e)
If Licensee fails to take any action against an infringer or fails to diligently prosecute an infringement, Dartmouth shall have the right, but not the obligation, take action or to prosecute such infringement at its own expense.  In such event, all financial recoveries will be entirely retained by Dartmouth.

(f)
Each party, at the request and expense of the other party, shall reasonably cooperate to enforce any of the Dartmouth Patents in any action under this Section 5.2.   This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

(g)
If a declaratory judgment action is brought naming Licensee or Dartmouth as a defendant and alleging invalidity or unenforceability of any of the Dartmouth Patents, whether brought as an independently filed declaratory judgment action or as a counterclaim in any infringement-related litigation, Dartmouth has the first right, but not the obligation, to elect to take over the sole defense of the declaratory judgment action or the declaratory judgment counterclaim portion of the other litigation, at its own expense.  Each party will promptly notify the other party hereto of its receipt of any such allegations.  Licensee will cooperate fully with Dartmouth in connection with any such defense.  Nothing in this Section 5.2 shall be construed as obligating Dartmouth to resolve any dispute or to settle or defend any claim, suit or proceeding arising out of Licensee’s manufacture, use, Sale, or import of Licensed Products.

5.3
Non-assert.  Licensee and Dartmouth agree that Licensee shall not assert Dartmouth IP infringement claims against not-for-profit research institutions for activities related to research, teaching, education, or academic purposes.

5.4	Patent Marking. Licensee shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1
Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee hereby assumes all legal obligations to do so. Licensee shall notify Dartmouth if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2
Compliance.  Licensee shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products and Licensed Services, including, but not limited to, those of the Food and Drug Administration, the Department of Commerce and the Office of the Treasury, and any applicable laws and regulations of any other country in the Territory.  Licensee agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Licensed Products or to provide Licensed Services and that it will indemnify, defend, and hold Dartmouth harmless (in accordance with Section 9.2) for the consequences of any violation by Licensee, its Affiliates, or Sublicensees of any such laws or regulations.

6.3
Preference for United States Industry. For any Licensed Products that are within an exclusive license of the Dartmouth Patents and that are sold in the United States, to the extent required by law, those Licensed Products shall be manufactured substantially in the United States.

ARTICLE 7. TERMINATION

7.1	Termination by Dartmouth.

(a)
If Licensee materially breaches this Agreement, then Dartmouth may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to cure the default within thirty (30) days of the date of the Notice of Default, Dartmouth may terminate this Agreement immediately upon a second written notice (“Notice of Termination”) to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date set forth in the Notice of Termination. Termination will not relieve Licensee of its obligation to pay any amounts accrued and owing as of the effective date of termination and shall not impair any accrued right of Dartmouth.

(b)
If Licensee becomes Insolvent, all duties of Dartmouth and all rights (but not duties) of Licensee under this Agreement shall immediately terminate without the necessity of any action being taken by Dartmouth or by Licensee.

(c)	Dartmouth has the right to terminate this Agreement pursuant to Section 3.3(b) and Article 8.

7.2	Termination by Licensee.

(a)
Licensee has the right at any time and for any reason to terminate this Agreement upon 6 months written notice to Dartmouth. Licensee’s written notice will state Licensee’s reason for terminating this Agreement.

(b)
Any termination under Section 7.2(a) will not relieve Licensee of any obligation or liability accrued under this Agreement prior to the effective date of termination, rescind any payment made to Dartmouth, or rescind any action by Licensee prior to the time termination becomes effective. Termination will not affect in any manner any rights of Dartmouth arising under this Agreement prior to termination.

7.3	Survival on Termination. The following Sections and Articles will survive any expiration or termination of this Agreement:

i.	Article 1 (DEFINITIONS)
ii.	Section 2.2(b) (Sublicense)
iii.	Article 3 (CONSIDERATION) to the extent amounts are due and payable and not yet paid
iv.	Article 4 (REPORTS AND RECORDS);
v.	Section 6.2 (Compliance)
vi.	Article 7 (TERMINATION);
vii.	Article 9 (LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE);
viii.	Article 10 (USE OF NAMES AND TRADEMARKS);
ix.	Article 11 (CONFIDENTIALITY) (in accordance with its terms); and
x.	Article 12 (MISCELLANEOUS).

7.4
Disposition of Licensed Products on Hand. Upon termination of this Agreement for any reason other than Licensee’s breach, Licensee may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the Sale of such Licensed Product by Licensee, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

7.5
Grant Back to Dartmouth. If Licensee files any patent applications or has patents issued based on work made possible by the exercise of this Agreement prior to termination, or has created any Derivatives (“Enabled Dartmouth IP”) upon any termination of this Agreement for any reason and by either party prior to the natural expiration of the Term, Licensee shall notify Dartmouth of the Enabled Dartmouth IP and shall further grant to Dartmouth, and shall grant to Dartmouth as of the effective date of termination of this Agreement, a fully paid- up, irrevocable, non-exclusive license to make, use, practice, reproduce and modify the Enabled Dartmouth IP with the right to grant sublicenses to third parties

ARTICLE 8. CHALLENGES TO DARTMOUTH PATENTS

8.1
Licensee Challenges to Dartmouth Patents.  If, during the Term, Licensee, a Sublicensee or an Affiliate institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding in the Territory to invalidate or limit the scope of any claim of any Dartmouth Patent or to obtain a ruling that any Dartmouth Patent claim is unenforceable or not patentable (“Licensed Patent Challenge”), Dartmouth has the right to immediately terminate this Agreement with notice to Licensee and with no opportunity for Licensee to cure.

8.2
Sublicensee Challenges to Dartmouth Patents. Licensee shall include provisions in all Sublicenses providing that if the Sublicensee brings or participates in a Licensed Patent Challenge, the Sublicense will immediately terminate effective as of the date on which the Licensed Patent Challenge is filed against Dartmouth. The failure to include such automatic termination provision in a Sublicense agreement hereunder shall constitute a material breach of this Agreement. If a Sublicensee undertakes a Licensed Patent Challenge, Licensee will immediately terminate the applicable Sublicense. Any failure to terminate the Sublicense agreement as required by this Section 8.2 will constitute a material breach of this Agreement.

8.3
Royalty After Challenge. If Licensee, Sublicensee or any Affiliate institutes or participates in a Licensed Patent Challenge, Licensee agrees that, effective as of the date on which the Licensed Patent Challenge is filed, the then current earned royalty rate under Section 3.1 for Licensed Products covered by Dartmouth Patents will automatically triple to an amount that is three times the then current earned royalty rate.

8.4
For the avoidance of doubt, it is not a violation of Sections 8.1 or 8.2 for Licensee, any Sublicensee or any Affiliate to respond to a valid order of a court or other governmental body having jurisdiction, provided that (to the extent practicable) Licensee provides Dartmouth with reasonable prior written notice of such an order and makes a reasonable effort to obtain, or to assist Dartmouth in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

ARTICLE 9. LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

9.1	Limitation of Liability.

(a)
THE LICENSES GRANTED HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY OF ANY OF THE DARTMOUTH PATENT CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. DARTMOUTH MAKES NO REPRESENTATION OR WARRANTY THAT THE EXERCISE OF ANY RIGHTS TO ANY LICENSED PRODUCT, LICENSED SERVICE, LICENSED WORK OR ANY DARTMOUTH IP WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF DARTMOUTH OR OF ANY THIRD PARTY.

(b)
IN NO EVENT SHALL DARTMOUTH OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS BE LIABLE TO LICENSEE, ANY SUBLICENSEE AND ANY LICENSEE AFFILIATE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE LICENSE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER DARTMOUTH SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(c)	Nothing in this Agreement shall be construed as:

(i)	a warranty or representation by Dartmouth as to the validity or scope of any Dartmouth IP;

(ii)
a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents or of any intellectual property of Dartmouth or of any third parties;

(iii)	an obligation to bring or prosecute actions or suits against third parties for patent infringement or infringement of any other intellectual property rights;

(iv)	conferring by implication, estoppel or otherwise any license or rights under any patents or any other intellectual property of Dartmouth other than Dartmouth IP as defined in this Agreement;

(v)	an obligation to furnish any know-how not provided in Dartmouth Know-How; or

(vi)	an obligation to update Dartmouth Know-How.

9.2	Indemnification.

(a)
Licensee and its Sublicensees and  Affiliates shall indemnify, hold harmless and defend Dartmouth, its trustees, officers, employees, students, and agents; and the Inventors/Authors/Creators of the Dartmouth IP and their employers (the “Indemnitees”) against any liability, damage, judgement, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, or demands brought by a third party under any theory of liability (including without limitation, actions in the form of tort, warranty, or strict liability, or violation of any law, and regardless of whether such action has any factual basis) arising out of or relating to (i) any exercise of any right or license granted or provided to Licensee and/or its Sublicensees and/or  Affiliates, (ii) any failure to perform any obligation of Licensee and/or any Sublicensee and/or Affiliate under this Agreement and/or under any Sublicense, or (iii) any Sale of Licensed Product(s) or Licensed Service.

(b)
Procedures.  Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Dartmouth to defend against any actions brought or filed against any Indemnitee, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by counsel retained by Licensee would be inappropriate because of actual or potential conflicts of interests of such Indemnitee and any other party represented by such counsel.  Dartmouth will use reasonable efforts to notify Licensee in writing within thirty (30) days of the assertion by a third party of any claim that is subject to indemnification under this Section 9.2.  Failure to notify Licensee will not waive any of Licensee’s indemnity obligations with respect to such claim except to the extent such failure materially prejudices the ability of Licensee to defend such claim.  The parties will cooperate with each other in the defense and settlement of any such claim, at Licensee’s sole expense.  Licensee agrees to keep Dartmouth informed of the progress in the defense and disposition of such indemnified claim and to consult with Dartmouth prior to any proposed settlement.  In the event Licensee does not accept the defense of any matter, Dartmouth will have the right to defend such matter and all of Dartmouth’s costs, expenses, liabilities and damages (including any amounts payable in settlement) will be promptly reimbursed by Licensee.  Licensee will not settle any matter under this Section 9.2 without Dartmouth’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

9.3	Insurance.

(a)	Licensee, at its sole cost and expense, shall insure its activities under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(i)	comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:

(A)	each occurrence, one million dollars (US$1,000,000);
(B)	products/completed operations aggregate, five million dollars (US$5,000,000);
(C)	personal and advertising injury, one million dollars (US$1,000,000); and
(D)	general aggregate (commercial form only), five million dollars (US$5,000,000).

The coverage and limits referred to above will not in any way limit the liability of Licensee, and all rights of subrogation will be waived against Dartmouth and its insurers.

(b)
Licensee shall, within ninety (90) days of the Effective Date, furnish Dartmouth with certificates of insurance showing compliance with all requirements. The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Dartmouth as an additional insured with respect to Licensee’s performance of this Agreement.  Such certificates shall: (i) provide for thirty (30) day advance written notice to Dartmouth of any modification; and (ii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Dartmouth.

(c)
Dartmouth reserves the right to require additional policies of insurance and/or increased coverage limits where appropriate and reasonable in light of Licensee’s business operations and availability of coverage.

ARTICLE 10. USE OF NAMES AND TRADEMARKS

10.1
Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name, “Dartmouth College” is prohibited, without the express written consent of Dartmouth.

ARTICLE 11. CONFIDENTIALITY

11.1	Confidentiality Obligations.

(a)
“Confidential Information” means any information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, which (i) if in tangible form, is marked as proprietary or confidential, or (ii) if in oral or visual form, is identified at the time of disclosure as proprietary or confidential.  For the avoidance of doubt, the Dartmouth Know-How shall constitute Confidential Information of Dartmouth.  The existence of this Agreement and identification of the parties hereto shall not constitute Confidential Information of either party.

(b)
Receiving Party shall treat the Confidential Information of Disclosing Party as confidential and proprietary, including observing with respect thereto the same safeguards and protections that Receiving Party observes with respect to its own confidential or proprietary information (but in no event  less  than a commercially reasonable degree of care) and shall not (i) use the Confidential Information except as necessary for the performance of its obligations under this Agreement; or (ii)  disclose Confidential Information of Disclosing Party to third persons or entities without the prior written consent of Disclosing Party except: (u) to its employees and permitted subcontractors as necessary in connection with the performance of its obligations under this Agreement, provided that Receiving Party has informed such persons or entities of the requirements of this Section 11.1 and instructs them that they are obligated comply with these requirements; (v) when required to be disclosed by court rule or governmental law or regulation, provided that (unless prohibited by law) Disclosing Party gives Receiving Party prompt notice of any such requirement and cooperates with Receiving Party in attempting to limit such disclosure; (w) when obtained by Receiving  Party from a third party who is not under a confidentiality obligation to Disclosing Party; (x) when already in the possession of Receiving Party prior to receipt from Disclosing Party, without any obligation of confidentiality; (y) when such Confidential Information is or becomes in the public domain through no fault of Receiving Party; or (z) when necessary to enforce Receiving Party’s rights hereunder.

11.2
Injunctive Relief.  The parties acknowledge and agree that a breach of Section 11.1 by Receiving Party may cause irreparable damage to Disclosing Party. Accordingly, the parties agree that in the event of any breach by Receiving Party of Section 11.1, in addition to any other remedy that may be available at law or in equity, Disclosing Party may seek injunctive relief without the requirement to post any bond or security and without the necessity of having to establish the failure of legal remedies.

ARTICLE 12. MISCELLANEOUS

12.1
Governing Law; Venue and Consent to Jurisdiction.  This Agreement, and all disputes arising in connection with this Agreement and the subject matter herein, will be governed by and construed in accordance with the laws of the State of New Hampshire, without giving effect to its conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Licensee agrees that it shall not bring any suit against Dartmouth, its trustees, officers, employees or agents with respect to this Agreement in any court other than a court of the State of New Hampshire in Grafton County or the United States Federal District Court for the State of New Hampshire in Concord, NH. Licensee consents to the jurisdiction of such courts in the event that Dartmouth shall bring any suit against Licensee with respect to this Agreement and Licensee expressly waives all claims and defenses of Forum Non Conveniens or inappropriate venue.

12.2
Attorneys’ Fees.  In the event of litigation between the Parties arising from or related to this Agreement and any licenses granted hereunder, the prevailing party shall be entitled to recovery of all reasonable costs and reasonable attorneys’ fees.

12.3
Dispute Resolution.  If any dispute or disagreement arises between the Parties, then, prior to initiating any litigation or formal dispute resolution, they will follow the following procedures in an attempt to resolve the dispute or disagreement:

(a)	The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other party of the nature of the dispute.

(b)
Within fourteen (14) days of receipt of a Notice of Dispute, the Director of the Technology Transfer Office and the Chief Executive Officer of Licensee will meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they will use their reasonable endeavors to resolve the dispute.

(c)
If the persons referred to in Section 12.3(b) are unable to resolve the dispute during the meeting described in Section 12.3(b) or if for any reason such meeting does not take place within the period specified in Section 12.3(b), then the dispute will be referred to the Associate Provost, Office of Entrepreneurship and Technology Transfer and the Chief Executive Officer of Licensee, who will meet at a mutually agreed-upon time and location for the purpose of resolving such dispute.

(d)	[deleted]

(e)	[deleted]

(f)
Nothing in this Section 12.3 shall limit the right of a party to seek injunctive or other equitable relief from a court having jurisdiction with respect to any actual or threatened breach of this Agreement.

12.4	Assignment. Licensee shall neither assign nor transfer any rights or obligations under this Agreement to any entity other than an Affiliate without prior written approval from Dartmouth.

12.5
Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered to a party upon: (i) personal delivery to that party; (ii) if simultaneously mailed as provided herein, upon electronic mail transmission to the electronic mailbox provided by the party for such purposes; (iii) upon deposit for overnight delivery with a bonded courier holding itself out to the public as providing such services, with charges prepaid; or (iv) four (4) business days following deposit with the United States Postal Service, postage prepaid, and in any case addressed to the party’s address set forth below, or to any other address that the party provides by notice, in accordance with this Section to the other party:

DARTMOUTH:	LICENSEE:
ATTN: Nila Bhakuni, Director	ATTN: Jonah Meer
Dartmouth College Technology Transfer Office	CEO, Qrons Inc.
11 Rope Ferry Road #6210 Hanover, NH 03755 Phone: 603-646-3027 Email:technology.transfer@dartmouth.edu	50 Battery Place, #7T New York, NY 10280 Phone: 212-945-2080 Email: jmeer@qrons.com

12.6
Entire Agreement; Order of Precedence. This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties, and supersedes any prior and contemporaneous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. Each Party acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by the other Party, or anyone acting on behalf of the other Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  The terms of this Agreement take precedence over the terms of any purchase order or similar document issued by a Party, which may be accepted by the other Party for administrative convenience only.

12.7
Counterparts; Validity of Electronic Copies; Amendments; Waivers.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  An executed copy of this Agreement that is delivered by electronic means shall be sufficient to show execution and delivery thereof.  Except as expressly provided in Section 3.3(b), this Agreement may be amended only by a written document signed by authorized representatives of both parties.  No waiver of any provision of this Agreement will be valid or binding unless set forth in writing and signed by the party granting the waiver.  No failure by a party to exercise, and no delay by a party in exercising, any right hereunder will operate as a waiver of such right, nor will any single or partial exercise by a party of any right hereunder preclude any future exercise of that right, or any other right, by that party.

12.8	[deleted]

12.9	[deleted]

12.10
Language.  The parties agree that they will contract in the English language and that there shall be no requirement to translate this Agreement or any of the documents incorporated into this Agreement into any other language.  In the event of any inconsistencies between any translations thereof into another language, the English language version shall govern.

12.11
Construction.  This Agreement is the joint work product of representatives of each party.  Accordingly, in the event of ambiguities in this Agreement, no inference will be drawn against either Party, including the Party that drafted this Agreement in its final form.  Except as otherwise specifically stated in this Agreement, “days” means calendar days.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in the body of this Agreement or the applicable exhibits or schedules.  Terms other than those defined in this Agreement or the applicable exhibits or schedules shall be given their plain English (or relevant alternative language, if in a language other than English) meaning and terms of art having a specialized meaning in the relevant industry shall be construed in accordance with industry standards.  Unless the context otherwise requires, words importing the singular include the plural and vice-versa and words importing the masculine include the feminine and neuter and vice-versa.

12.12
Binding Effect; No Third Parties Beneficiaries.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer on any person or entity, other than the Parties and their respective successors and permitted assigns, any rights hereunder, except that Dartmouth will be a third party beneficiary of each Sublicense.

12.13
Severability.  If any term or condition of this Agreement is determined to be invalid or unenforceable in whole or in part for any reason, this Agreement shall be reformed to be valid and enforceable consistent with the intention of the parties as expressed herein to the greatest extent permitted by law.

12.14	Captions. The captions and headings used in this Agreement are for convenience only and do not limit or amplify the terms and provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, both Dartmouth and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

QRONS INC.	TRUSTEES OF DARTMOUTH COLLEGE

/s/Jonah Meer	/s/Nila Bhakuni
Name	Name: Nila Bhakuni
Title: CEO	Title: Director, Technology Transfer Office
Date: 9/25/19	Date: 9/25/19

/s/Eric Fossum
Name: Eric Fosssum
Title: Associate Provost
Date: 9/25/19

Schedule 1
List of Affiliates

None, as of the Effective Date

Schedule 2

Dartmouth IP

A. Dartmouth Patents:
Invention # 2017-1061
IP reference #: 2017-1061-01
US utility filing 15/814,201, filed November 15, 2017.

B. Dartmouth Copyrights: none

C. Dartmouth Know-How: none

Schedule 3
Prior Agreements

No prior agreements.